Exhibit 99.2

Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire April 2022

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show, I’m bringing back a returning guest. It’s been a little while; the last time he was on the show was back in July of last year. I’m talking about none other than Rennova Health, Inc. You can find them on the OTC Pinks under the ticker symbol RNVA, and with us today is the CEO. He has plenty of news for us and will bring us up-to-speed, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Everett, nice to speak to you again. It is hard to believe so many months have gone since we’ve done this, but thank you.

Jolly: Well, you know I saw that you guys put out your 2021 financial statement, and you filed it I guess about a week ago. It shows a lot of improvement and areas that you said that you were going to get better at, but can we expect these improvements in the financial condition to continue? And do we believe that the worst is now behind you and can you move forward? If you could, bring us up-to-speed on that.

Lagan: Everett, for 2021 we said very clearly we were trying to stabilize the business and we were making a lot of effort to improve many numbers across the board. I think our financial statement, as you say was filed about a week ago, confirms that. Some key numbers we improved, including the stockholder deficit by about $21 million. We reduced the losses from 2020, they were $17 million in 2020, to just over $5 million in losses in 2021. That reduces the need for outside capital just to carry your business forward. Assets improved from $12 million to $19 million, and the liabilities were reduced by about $14 million across the board. Those are big numbers for us and we worked hard throughout the year and I think that we will see a continued improvement. The key things that happened to improve those numbers, the critical access designation that we informed people of in a press release, we started to receive payments under the critical access designation. That improvement makes the facility, makes the hospital much more viable and really does secure the future of that hospital. The big advantage to all of this as I’ve just mentioned is that continued improvement and continued reduction in the need for raising additional capital just to stay in operation. That has been a painful exercise for the last three to four years and we’re eternally grateful to our bankers for supporting us. At some stage, our ambition has been to get our business to stand alone and stand on its own two feet, and I think we’re there.

Jolly: One of the reasons that I asked you to come back on the show is that you have a lot of excitement brewing. I see that the software division has been separated out, as of mid-2021, is now known as InnovaQor and the company has filed its own registration statement with the SEC to become fully reporting. My question is, will your Rennova shareholders have a direct benefit from this and how do you see the separation creating benefit and value for Rennova?

Lagan: You’re absolutely right. That software division is now completely separate and operates under InnovaQor, Inc., and InnovaQor, Inc. should be fully compliant in the very near future, days or weeks at most, with the SEC. That will give it the opportunity to raise its own capital and completely removes the reliance on Rennova. To answer your question, subject to whatever permissions are required from the SEC in the form of a registration, we still do intend to give our shareholders a direct ownership in InnovaQor. Rennova itself holds a significant position in InnovaQor as an investor and at some stage in the future, as I said, subject to the required sign-offs, that is certainly an option, but it’s not confirmed yet. So, I don’t want to try and intimate that it is going to happen in the next few weeks. That is a little ways ahead, but the immediate benefit is that we are an investor in InnovaQor and if it succeeds then Rennova holds $14 million worth of a preference share in that entity, that will hopefully materialize into real value at some stage in the future and we can take a portion of those shares and distribute them to our shareholders if we get the relevant sign-offs.

Jolly: The big question is: what is next for Rennova? What are your current plans and how do you plan on increasing revenues? I know things are starting to trickle in now. You guys got devastated in 2020 and 2021 in light of 2019. I hope that you guys are turning the corner, but how are you planning on increasing revenues going forward?

Lagan: So, the immediate requirement was to stabilize the business, get it to cash flow break-even. The critical access designation that I mentioned earlier took two years, even from approval in early January 2021. It took until very recently to get across the line with COVID and surveys not happening and numerous delays, it took a long time before we were able to bill under that critical access designation. Honestly, Everett, it has only been in the past month that we’ve started to receive collections under that. It has not been a long enough history to give you a real analysis of how much of an improvement it will create on our financial statements, but that gets the operations cash flow break even or it should get them cash flow break even or hopefully even profitable. So, that allows us to focus on what we do next and we have a couple of exciting projects. We still believe in the model of rural hospitals, we still believe there is a need for them. We are currently considering and putting together a plan subject to completion of our consideration and diligence, but we believe the addition of behavioral health into this rural hospital model will bump the revenues significantly and will give us our next big step up in revenue. We own the property, so we have the space and the facility can already provide detox in patient and we’re looking at adding residential care in an unused area of the hospital building and we have a physician’s office building that is currently unused that we can use for outpatient services to follow-up from that. So, to answer your question, I think the short-term increase in revenue will come from a further utilization of our existing assets and following that, once we get another period of time of financial improvement behind us and prove the model, then it’s back to a more aggressive growth strategy of acquisition of other facilities and fold an operating model onto them. That’s where we’re at, Everett. As always, we continually improve our management and knowledge capabilities onsite in these facilities for actual operations.

Jolly: Rennova Health, Inc. is the company that we’re highlighting here on Stock Day. You can find them on the OTC Pinks under the ticker symbol RNVA. Seamus, I am going to give you the last words. What is it that you want my listeners and your stockholders to take away from today’s interview?

Lagan: Everett, a lot of stockholders have waited a long time and watched to see if we could turn the corner, and I think we’re at an inflection point. I sincerely believe that the worst is behind us and the next few years should put us back on a fairly fast growth trajectory and allow us to return some much better numbers than we have in the last one to four years.

Jolly: I want to thank you for coming back on this show. Hopefully, you come back in about 45 - 55 days and give us an update.

Lagan: I look forward to it. Thank you.